RULE 22C-2 AGREEMENT

      This Rule 22c-2 Information Sharing Agreement (the "Agreement"), is entered into by and between Fred Alger & Company, Incorporated (the "Fund Agent") and the "Financial Intermediary" identified on the execution page of this Agreement.

      WHEREAS, the Fund Agent and the Financial Intermediary have entered into a dealer and/or services agreement (the "Dealer/Services Agreement"), pursuant to which the Financial Intermediary has agreed to solicit orders for shares of the Funds and/or provide services with respect to the Funds; and

      WHEREAS, Fund Agent and Financial Intermediary seek to enter into this Agreement for the limited purpose of complying with the requirements of SEC Rule 22c-2 of the Investment Company Act of 1940 (the "Act");

      NOW THEREFORE, in consideration of the mutual premises herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Agreement to Provide Information. Financial Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

         1.1. Period Covered by Request. Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund and/or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

         1.2 Form and Timing of Response. (a) Financial Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in section 1. If requested by the Fund or its designee, Financial Intermediary agrees, as is required by law, regulation, or rule, to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in section 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in section 1 and any information required to be provided by law, regulation or rule for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name or behalf of other persons, securities issued by the Fund. Financial Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To

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         the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.


2. Limitations on Use of Information. Fund or Fund Agent agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Financial

      Intermediary.


3. Agreement to Restrict Trading. Financial Intermediary agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund or Fund Agent as having engaged in transactions of the Fund's Shares (directly or indirectly through the Financial Intermediary's account) that violates policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.


4. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.


5. Timing of Response. Financial Intermediary agrees to execute instruction as soon as practicable, but not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of the instructions by the Intermediary.


6. Confirmation of Financial Intermediary. Upon request by the Fund or Fund Agent, Financial Intermediary shall use its best efforts to provide a confirmation of execution of Fund Agent's instructions within ten (10) business days after the instructions have been executed.

7. Term. This Agreement shall remain in effect until such time as the underlying Selling Agreement has been terminated and is no longer in effect between the two parties.

8. Definitions. The term "Fund Agent" includes the Fund's principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Act.

      The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Act that are held by the Financial Intermediary.

      The Term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Financial Intermediary in nominee name.

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Effective Date. This Agreement shall be effective as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 under the Act.

         IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date the Fund Agent executes the Agreement.

FRED ALGER & COMPANY, INCORPORATED   UNITED OF OMAHA LIFE INSURANCE COMPANY

By:    /s/ Lisa Moss                 By:   /s/ Michael E. Huss
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Name:  Lisa Moss                     Name: Michael E. Huss
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Title: Vice President                Title: Senior Vice President, Associate
                                            General Counsel and Corporate
                                            Secretary.
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Date:  3/28/07                       Date:  March 26, 2007
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